Exhibit 21.1

QEP Resources, Inc.
Subsidiaries of the Company

Name	State of Organization
QEP Energy Company(1)	Delaware
QEP Marketing Company, LLC(2)	Utah
QEP Field Services Company(1)	Delaware
Mustang Springs Oil Terminal, LLC(3)	Delaware
Permian Gathering, LLC(3)	Delaware
QEP Oil & Gas Company, LLC(3)	Delaware
Sakakawea Area Spill Response LLC(4)	Delaware
____________________________

(1)	100% owned by QEP Resources, Inc.

(2)	100% owned by QEP Energy Company

(3)	100% owned by QEP Marketing Company, LLC

(4)	6% owned by QEP Energy Company